Exhibit 99.1
For investor information contact:
Heidi Flannery, Investor Relations
(510) 743-1718
investor@volterra.com
Volterra Reports Updated Financial Guidance
for Second Quarter 2007
FREMONT, Calif., June 5, 2007 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today provided an update on its second quarter financial guidance.
The Company announced that it expects net revenue for the second quarter ending June 30, 2007 to be lower than previously forecasted, and is currently estimated to be between $18.5 million to $19.5 million, and non-GAAP earnings per share is estimated to be a loss between $(0.04) to $(0.07). These results are preliminary, subject to the Company completing its customary quarterly closing and review procedures. The anticipated decrease in revenues from the Company’s earlier forecast is primarily due to a process defect with one of the Company’s vendors, which has caused the Company to recall $2-3 million of product and will result in a charge to earnings of $3-4 million in the second quarter.
The Company indicated that it has identified the source of the defect and has worked with its vendor to replicate and correct the defective process. The Company has also worked closely with the affected customers to initiate the recall and to minimize any interruption to their business and to minimize any financial impact to them as a result of this issue. The Company will replace the recalled products, and revenues associated with the recalled products will be recognized in the quarter in which such replacement products are shipped.
Volterra will hold a conference call today at 6:00 p.m. (Eastern Time) to discuss this revised guidance. To access the conference call, investors can dial (800) 218-0204 approximately ten minutes prior to the initiation of the teleconference. International and local participants can dial (303) 262-2142. A webcast of the conference call also will be available from the Investors section of the Company’s website at: http://www.volterra.com/. The webcast will be available on the Company’s website until midnight on Tuesday, July 3, 2007.
A digital replay of the conference call will be available through midnight on Tuesday, June 12, 2007. To access the replay, investors should dial (800) 405-2236 or (303) 590-3000 and enter reservation number 11091467#.
About Volterra Semiconductor Corporation
Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The Company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com/.

Non-GAAP Financial Measures
Volterra provides its earnings per share forecast on a non-GAAP basis, which excludes the estimated effects of stock-based compensation expense and special items such as the cumulative effect of accounting changes and restructuring charges, net of tax. Volterra does not provide a GAAP forecast for earnings per share, as it is unable to calculate stock-based compensation expense for the current quarter without unreasonable effort. Volterra believes the use of such non-GAAP information is useful to investors and other users of its financial information and its inclusion with Volterra’s financial results is warranted for several reasons:
•	it can enhance the understanding of Volterra’s financial performance by adjusting for special, non-recurring items that may obscure results and trends in Volterra’s core operating performance, particularly in reconciling differences between reported income and actual cash flows;

•	it can provide consistency in reviewing Volterra’s historical performance between periods, as well as allowing for better comparisons of Volterra’s performance with similar companies in Volterra’s industry;

•	it allows users to evaluate the results of the business using the same financial measures that management uses to evaluate and manage Volterra’s internal planning, budgeting and operations; and

•	it provides investors with additional information used by management, its board of directors and committees thereof, to determine management compensation.
Forecasts of non-GAAP earnings per share may have limitations as an analytical tool, and this non-GAAP financial information is not meant to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.
Forward-Looking Statements:
This press release regarding preliminary financial guidance for the quarter ending June 30, 2007 contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Volterra but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the value of orders received and shipped during the quarter and the costs and expenses associated with the recall are difficult to estimate, the estimates are subject to the Company completing its customary closing and review procedures following the end of the quarter, Volterra’s financial performance in the past has fluctuated, Volterra’s operating results have fluctuated in the past and may fluctuate in the future, Volterra is subject to inventory risks and manufacturing costs that may negatively impact its operating results, Volterra relies on third party foundries and assembly and test subcontractors and may fail to achieve satisfactory yields or quality, and other factors detailed in Volterra’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 8, 2007 and quarterly report on Form 10-Q filed on May 1, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.